Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263376

PROSPECTUS ADDENDUM[1]

(to Amendment No. 1 dated June 4, 2020

to Prospectus Supplement dated June 2, 2020 and

Prospectus dated May 27, 2022)

UBS AG

ETRACS Monthly Pay 1.5x Leveraged Closed-End Fund Index ETN due June 10, 2050

This prospectus addendum relates to the ETRACS Monthly Pay 1.5x Leveraged Closed-End Fund Index ETN due June 10, 2050 (the “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and Amendment No. 1 dated June 4, 2020 to the Prospectus Supplement dated June 2, 2020 (the “original prospectus supplement”) will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement that was attached to a “base” prospectus.

UBS AG has prepared a new “base” prospectus dated May 27, 2022. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated May 27, 2022. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to May 27, 2022, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated May 27, 2022, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to May 27, 2022, you should use the following website link to access the base prospectus dated May 27, 2022: https://www.sec.gov/Archives/edgar/data/0001114446/000119312522162430/d632731d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to May 27, 2022 that is provided in the original prospectus supplement. A table of contents for the new base prospectus is provided on page i of the May 27, 2022 base prospectus.

FINANCING RATE TRANSITION TO SECURED OVERNIGHT FINANCING RATE (“SOFR”)

In March 2021, the United Kingdom’s Financial Conduct Authority and ICE Benchmark Administration announced that (a) three-month U.S. dollar LIBOR will continue to be provided on a representative basis until June 30, 2023 and (b) following June 30, 2023, three-month U.S. dollar LIBOR will no longer be published or will be published on a non-representative basis.

Pursuant to the Adjustable Interest Rate (LIBOR) Act of 2021 (the “LIBOR Act”) and the final rules promulgated by the U.S. Board of Governors of the Federal Reserve System (the “Federal Reserve”) thereunder, for any determination of a Financing Rate (as defined in the original prospectus supplement) on or after July 3, 2023, the three-month U.S. Dollar LIBOR rate will be replaced with the three-month CME Term SOFR rate plus a 0.2616% adjustment (the “SOFR-Based Benchmark Replacement”), which is published on Chicago Mercantile Exchange (“CME”)’s website and will be published on U.S. Governing Securities Business Days, as described in more detail below. The minimum value of the three-month U.S. Dollar LIBOR rate or the SOFR-Based Benchmark Replacement (or any successor base rate, as described below) used on any calendar day will be zero. That is, the

1  This addendum is being filed for the purpose of (i) identifying the new base prospectus dated May 27, 2022 and (ii) updating the Financing Rate due to LIBOR’s discontinuation and the transition to SOFR.

Financing Rate will be equal to the sum of (a) 0.95% and (b) three-month CME Term SOFR rate plus a 0.2616% adjustment on the immediately preceding U.S. Government Securities Business Day. The minimum Financing Rate at any time will be 0.95%.

For example, 5.24665% was the three-month CME Term SOFR rate on June 29, 2023. The Financing Rate (if it were based on the SOFR-Based Benchmark Replacement) on June 30, 2023 would have therefore been equal to: 0.95% + 5.24665% + 0.2616%, or 6.45825%.

“CME Term SOFR” means the CME Term SOFR Reference Rates published for one-, three-, six-, and 12-month tenors as administered by CME Group Benchmark Administration, Ltd. (or any successor administrator thereof).

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Information About the Secured Overnight Financing Rate

CME Term SOFR is a forward-looking interest rate estimate, calculated and published by CME. All disclosures contained herein regarding the secured overnight financing rate, including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Federal Reserve Bank of New York (the “New York Fed”). The secured overnight financing rate is published by the New York Fed, but the New York Fed has no obligation to continue to publish, and may discontinue publication of, the secured overnight financing rate. Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the secured overnight financing rate or any successor or replacement rate. Information from outside sources including, but not limited to any website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the secured overnight financing rate. The secured overnight financing rate is published by the New York Fed and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Fed reports that secured overnight financing rate includes all trades in the “Broad General Collateral Rate” (as defined on the New York Fed’s website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). The secured overnight financing rate is filtered by the New York Fed to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security. The New York Fed reports that the secured overnight financing rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC's delivery-versus-payment service. The New York Fed notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The New York Fed notes on its publication page for the secured overnight financing rate that use of the secured overnight financing rate is subject to important limitations and disclaimers, including that the New York Fed may alter the methods of calculation, publication schedule, rate revision practices or availability of the secured overnight financing rate at any time without notice. The secured overnight financing rate is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the New York Fed discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, the secured overnight financing rate and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, the secured overnight financing rate may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the New York Fed will review this revision threshold periodically and could modify it after any such review. The description of the secured overnight financing rate herein does not purport to be exhaustive. Because the secured overnight financing rate is published by the New York Fed based on data received from other sources, neither UBS nor any of our affiliates has any control over its determination, calculation or publication. There can be no guarantee that the secured overnight financing rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the securities. If the manner in which the secured overnight financing rate is calculated is changed, that change may result in an increase in the Financing Rate on the securities. The New York Fed began publishing the secured overnight financing rate in April 2018. The New York Fed has also published historical indicative secured overnight financing rates going back to August 2014. Investors should not rely on any historical changes or trends in the secured overnight financing rate as an indicator of future changes in the secured overnight financing rate. In addition, if the secured overnight financing rate does not become widely used as a benchmark in securities that are similar or comparable to the securities, the trading price of the securities may be lower than those of other securities that are linked to rates that are more widely used. Similarly, market terms for exchange traded notes with financing rates linked to the secured overnight financing rate may evolve over time, and trading prices of the securities may be lower than those of later-issued secured overnight financing rate-linked exchange traded notes as a result. Investors in the securities may not be able to sell the securities at all or may not be able to sell the securities at prices comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The New York Fed does not sanction or endorse any particular republication, and has no liability for UBS’ use of the secured overnight financing rate rates. For a more complete discussion of the secured overnight financing rate, see the website of the New York Fed, currently at newyorkfed.org, or any successor source.

ADDITIONAL RISK FACTORS RELATING TO SOFR

An investment in the securities involves significant risks. Additional risks that apply to an investment in the securities are summarized below. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

SOFR is a relatively new reference rate and its composition and characteristics are not the same as the LIBOR.

On June 27, 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and the New York Fed identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. Although SOFR is ARRC’s recommended alternative to U.S. Dollar LIBOR, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the New York Fed since April 2018. The New York Fed has also begun publishing historical indicative SOFR rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents intrabank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For the same reasons, SOFR is not expected to be a comparable substitute, successor or replacement for LIBOR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Fed has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Fed will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of such operations, or the cessation or such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the securities. In addition, although changes in term SOFR rates generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the SOFR-based securities may fluctuate more than debt securities with interest rates based on less volatile rates.

SOFR, and therefore the Financing Rate for the securities, may be volatile and will be influenced by a variety of unpredictable factors, including but not limited to:

●changes in, or perceptions about the future, SOFR rates;

●general economic conditions;

●policies of the Federal Reserve regarding interest rate;

●sentiment regarding underlying strength in the U.S. and global economies;

●inflation and expectations concerning inflation;

●sentiment regarding credit quality in the U.S. and global credit markets;

●performance of capital markets; and

●geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect markets generally and that may affect SOFR.

These factors interrelate in complex and unpredictable ways, and the effect of one factor may offset or enhance the effect of another factor.

Any failure of SOFR to gain market acceptance could adversely affect the securities.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which the U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the securities and the price at which investors can sell the securities in the secondary market.

Further, other index providers are developing products that are perceived as competing with SOFR. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR. To the extent market acceptance for SOFR as a benchmark for similar securities declines, the trading price of the securities may be lower than those of other securities that are linked to rates that are more widely used. Similarly, market terms for exchange traded notes with financing rates linked to SOFR may evolve over time, and trading prices of the securities may be lower than those of later-issued SOFR-linked exchange traded notes as a result. Investors in the securities may not be able to sell the securities at all or may not be able to sell the securities at prices that will provide them with a return comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

As of the date hereof, there are multiple market conventions with respect to the implementation of SOFR as a base rate for various securities. The manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in exchange-traded note markets may differ materially compared with the manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in other markets, such as the derivatives and loan markets. Investors should carefully consider how any potential inconsistencies between the manner of calculation and related conventions with respect to the determination of interest or other payment rates based on SOFR across these markets may impact any hedging or other financial arrangements that they may put in place in connection with any acquisition, holding or disposition of the securities.

SOFR may be modified or discontinued which could adversely affect the Financing Rate and your return on the securities.

SOFR is a relatively new rate, and the New York Fed (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. SOFR is published by the New York Fed based on data received from other sources. UBS has no control over the determination of SOFR, methods of calculation, publication schedule, rate revision practices or availability of SOFR. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the securities. Any change to the manner in which SOFR is calculated may result in an increase of the Financing Rate and a decrease to the return on the securities. Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of investors in the securities in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. There can be no guarantee that SOFR will not be modified or discontinued in a manner that is materially adverse to an investor in the securities. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

There is limited historical data regarding SOFR and the future performance of SOFR cannot be predicted based on historical performance.

The New York Fed began to publish SOFR in April 2018, though the New York Fed has also published indicative historical SOFR going back to August 2014. You should not rely on any historical changes or trends in SOFR (whether based on actual or indicative historical data). The future performance of SOFR cannot be predicted based on its past performance, and the level of SOFR during the term of the securities may bear little or no relation to the limited historical performance of SOFR. Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. Publication of term SOFR rates began in 2021, and, therefore, it has an even more limited history. While the CME Group Benchmark Administration Limited, as administrator of the CME Term SOFR, has released some pre-publication historical data for CME Term SOFR, production of such historical indicative data inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or its impact on the securities may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or its impact on the securities.

Other SOFR-based rates may not be the economic equivalent of CME Term SOFR Rates.

Pursuant to the LIBOR Act and the final rules promulgated by the Federal Reserve thereunder, the SOFR-Based Benchmark Replacement will be the replacement rate for three-month U.S. Dollar LIBOR for purposes of Financing Rate determinations. The Financing Rate, which is a component of the Accrued Financing Fee, is calculated based on three-month U.S. Dollar LIBOR and will vary during the term of the securities, and, for any determination on or after July 3, 2023, will be based on the SOFR-Based Benchmark Replacement. If three-month U.S. Dollar LIBOR, SOFR-Based Benchmark Replacement (or any successor base rate determined by the Security Calculation Agent) is less than zero at any time during the term of the securities, then three-month U.S. Dollar LIBOR, SOFR-Based Benchmark Replacement (or such successor base rate) shall be deemed to be zero for the purposes of calculating the Financing Rate at such time. The minimum Financing Rate at any time will be 0.95%.

In July 2021, the ARRC formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates (“CME Term SOFR Rates”), which are based on market expectations implied from transactions in the derivatives markets. However, the ARRC has since issued guidance recommending that any use of CME Term

SOFR Rates in the derivatives market be limited to end-user facing derivatives intended to hedge cash products that reference that CME Term SOFR Rate. Because the ARRC has recommended against the widespread use of the CME Term SOFR Rates (including the use of the CME Term SOFR Rates in newly issued debt securities), an established trading market may never develop or may not be very liquid. Investors in the securities may not be able to sell the securities at prices that will provide them with yields comparable to those of similar investments that have a developed secondary market, and may consequently experience increased pricing volatility and market risk. In addition, any potential inconsistencies between the adoption of the SOFR-Based Benchmark Replacement across the derivatives and loan markets resulting from the ARRC’s guidance may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the securities.

The SOFR-Based Benchmark Replacement will be affected by a number of factors and may be volatile.

CME Term SOFR Rates may not be the economic equivalent to other SOFR-based rates. For example, historically compounded SOFR, another possible available benchmark replacement, is the compounded average of the daily SOFR calculated in arrears, while three-month CME Term SOFR is a forward-looking rate with a tenor of three months. Many factors may affect CME Term SOFR Rates, which in turn could negatively impact the Financing Rate for the securities. Factors that could impact CME Term SOFR Rates and increase volatility include, but are not limited to:

●supply and demand for overnight U.S. Treasury repurchase agreements;

●volume of executed transactions and executable bids and offers in SOFR futures traded on the CME Designated Contract Market;

●sentiment regarding underlying strength in the U.S. and global economies;

●expectations regarding the level of price inflation;

●sentiment regarding credit quality in the U.S. and global credit markets;

●central bank policy regarding interest rates;

●inflation and expectations concerning inflation;

●performance of capital markets; and

●any statements from public government officials regarding the cessation of the CME Term SOFR.

These and other factors may have a negative impact on the Financing Rate for the securities and may adversely affect your return on the securities. Additionally, these factors may cause volatility in, and negatively impact, the value of the securities in the secondary market.

RISK FACTOR SUMMARY

The following summary supplements the section entitled “Risk Factors” beginning on page S-37 of the original prospectus supplement and shall be deemed inserted therein to follow the first paragraph of such section.

Summary Risk Factors

●You may lose all or a substantial portion of your investment - The Securities are fully exposed to 1.5 times any quarterly decline in the level of the Index and do not guarantee any return on your initial investment. If the compounded leveraged quarterly return of the Index and any Coupon Amounts you are entitled to receive are insufficient to offset the negative effect of all applicable fees or if the compounded leveraged quarterly return of the Index is negative, you may lose all or a substantial portion of your investment.

●Correlation and compounding risk - A number of factors may affect the Security’s ability to achieve a high degree of correlation with the performance of the Index, and there can be no guarantee that the Security will achieve a high degree of correlation. Because the Current Principal Amount is reset quarterly (or more frequently if any Loss Rebalancing Events occur), you will be exposed to compounding of quarterly returns. As a result, the performance of the Securities for periods greater than one quarter is likely to be either greater than or less than the Index performance times the leverage factor of 1.5, before accounting for the applicable fees. In particular, significant adverse quarterly performances of your Securities may not be offset by subsequent beneficial quarterly performances of equal magnitude.

●Leverage risk - Since the Securities are 1.5 times leveraged long with respect to the Index, you will benefit from 1.5 times from any beneficial, but will be exposed to 1.5 times any adverse, quarterly performance of the Index, before the combined negative effect the applicable fees. However, the leverage of the Securities may be greater or less than 1.5 during the periods between Reset Valuation Dates.

●Permanent Deleveraging Event - A Permanent Deleveraging Event will permanently reset the leverage of the Securities to 1.0. This means that a subsequent increase in the Index Closing Level will have less of a positive effect, and a subsequent percentage decrease in the Index Closing Level will have less of a negative effect, than it would have otherwise had.

●Zero Value Event - A Zero Value Event will have permanently reset the value of your Securities to a fixed value and accelerate your Securities. We will automatically terminate and mandatorily redeem your Securities and you will receive the Zero Value Settlement Amount, which may be zero. You will lose all or a substantial portion of your investment and you will not benefit from any future exposure to the Index.

●Market risk - The return on the Securities, which may be positive or negative, is linked to the compounded leveraged quarterly return on the Index. The return on the Index is measured by the Index Closing Level, which, in turn, is affected by a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events (including domestic or global health events, including the outbreak of contagious or pandemic diseases, such as the coronavirus (COVID-19)) that affect the markets generally.

●Credit of issuer - The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by UBS Switzerland AG or any other third party. Payments on the Securities depend on UBS’s ability to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect their market value, if any, of the Securities, and you may not receive any amounts owed to you under the terms of the Securities if UBS defaults on its obligations.

●The Index Constituent Securities are Closed-End Funds - US-listed Closed-End Funds have experienced extraordinary levels of volatility, such as during the economic disruption that resulted from the spread of the coronavirus disease (COVID-19) in early 2020.

●The Securities may not provide a hedge against price and/or value decreases or increases - The Securities may not provide a hedge against a decrease or increase in the price and/or value of any asset, sector or index.

●You are not guaranteed a coupon payment - You will not receive a coupon payment on a Coupon Payment Date if the underlying Index Constituent Securities do not pay any dividends or distributions and the Accrued Dividend, calculated as of the corresponding Coupon Valuation Date is zero or less. Similarly, the Daily Dividend (including as part of the Cash Settlement Amount, Redemption Amount, Call Settlement Amount or Zero Value Settlement Amount, as applicable) may be zero if the Index Constituent Securities do not pay any dividends or distributions during the applicable period.

●Decreases in the Current Principal Amount may result in a reduction in the Coupon Amounts even if the gross cash distributions on the Index Constituent Securities remain constant or increase over time - Coupon Amounts are determined based on the gross cash distributions that a hypothetical holder of the Index Constituent Securities would have been entitled to receive in respect of the Index Constituent Securities held by the Securities on the record date with respect to any Index Constituent Security, and the number of Index Constituent Securities held depends on the Current Principal Amount. Accordingly, decreases in the Current Principal Amount may reduce Coupon Amounts even if gross cash distributions on Index Constituent Securities increase.

●A trading market for the Securities may not develop - A trading market for the Securities may not be sustained - Although the Securities are listed on NYSE Arca, we are not required to maintain this listing on NYSE Arca or list the Securities on any other exchange, and NYSE Arca may halt trading at any time. In addition, the trading market for the Securities may not be sustained. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities set forth on the cover of this prospectus. We may issue and sell additional Securities from time to time and we may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

●Requirements upon early redemption - Redemptions are subject to minimum redemption amount of 50,000 Securities and the payment you receive upon early redemption will be reduced by the Redemption Fee Amount unless we waive these requirements in our sole discretion.

●Your redemption election is irrevocable - You will not know the Redemption Amount when you request to redeem your Securities and you will not be able to rescind your election to redeem your Securities after we receive your redemption notice. Nor will you know whether we will elect to accelerate the Redemption Valuation Date to the date we receive your notice. Accordingly, you will be exposed to market risk from the time we receive your redemption notice through the time the Redemption Amount is determined.

●Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

●UBS’s Call Right - If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities. In addition, you may have to invest your proceeds in a lower- return investment.

●Characteristics of CME Term SOFR are different from U.S. Dollar LIBOR - There can be no assurance that CME Term SOFR will perform in the same way as U.S. Dollar LIBOR would have at any time, and CME Term SOFR is not expected to be a comparable substitute, successor or replacement for U.S. Dollar LIBOR.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated June 30, 2023